UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 2, 2011

SHENGDATECH, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or other jurisdiction of incorporation)

001-31937	26-2522031
(Commission	(IRS Employer
File Number)	Identification No.)

35th Floor, World Plaza 855 South Pudong Road, Pudong District, Shanghai 200120 People’s Republic of China
(Address of principal executive offices)

86-21-5835-9979
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - Other Events

Item 8.01                      Other Events.

Court Proceeding - Confirmation of Alvarez & Marsal & Chief Restructuring Officer

On September 2, 2011, the United States Bankruptcy Court for the District of Nevada (“Bankruptcy Court”) issued a final order (i) confirming the employment of Alvarez & Marsal North America, LLC (“Alvarez & Marsal”) to provide ShengdaTech, Inc. (the “Company”) a Chief Restructuring Officer (“CRO”) and certain additional personnel and (ii) confirming the appointment of Mr. Michael Kang as the Company’s CRO, all of the foregoing being approved on the terms set forth in the Engagement Letter by and between the Company and Alvarez & Marsal as previously disclosed in the Company’s Current Report on Form 8-K filed August 23, 2011.  In accordance with the Bankruptcy Court’s order, the CRO and Alvarez & Marsal shall only be terminated upon (a) a majority vote of the Special Committee of the Company’s Board of Directors and (b) entry of an order of the Bankruptcy Court authorizing such termination.

Court Proceeding - Preliminary Injunction

On September 2, 2011, the Bankruptcy Court granted the Company’s motion for a preliminary injunction to enjoin all of the members of the Company’s Board of Directors and all of the Company’s shareholders, from (i) engaging in any actions to terminate, modify or suspend the Special Committee of the Company’s Board of Directors and the appointment of the Company’s CRO, Mr. Michael Kang, (ii) adversely affecting the Special Committee’s or the CRO’s ability to continue exercising their powers in connection with the Company’s restructuring efforts as debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the United States Bankruptcy Code and the orders of the Bankruptcy Court, and (iii) taking any action to appoint Mr. Gongbo Wang, or anyone else, to the Company’s Board of Directors.  The preliminary injunction order will stay in full force and effect until subsequent order from the Bankruptcy Court.

Company Website

Additional information about the Company’s Bankruptcy Case, including court filings and pleadings, is available at http://www.gcginc.com/cases/sdt/.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2011	shengdatech, Inc.

	By:	/s/ Michael Kang
	Name:	Michael Kang
	Title:	Chief Restructuring Officer